Exhibit 5.2
10700 Sikes Pl., Suite 375
Charlotte, North Carolina 28277
  Telephone (704) 814-4460

June 28, 2021

cbdMD, Inc.
8845 Red Oak Boulevard
Charlotte, North Carolina 28217

Ladies and Gentlemen:

We have acted as special North Carolina counsel for cbdMD, Inc., a North Carolina corporation (the "Company"), in connection with the issuance of up to 2,200,000 shares (including up to 286,900 shares subject to the underwriter's over-allotment option) (the "Shares") of 8.0% Series A Cumulative Convertible Preferred Stock of the Company, par value $0.001 per share (the "Series A Preferred Stock"). The Shares are included in a Registration Statement on Form S-3 (File No. 333-228773) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and declared effective by the Commission on April 9, 2019, a base prospectus, dated April 9, 2019, included in the Registration Statement at the time it originally became effective (the "Base Prospectus"), preliminary prospectus supplement, dated June 24, 2021, filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the "Preliminary Prospectus") and prospectus supplement dated June 28, 2021, to be filed with the Commission on June 29, 2021, pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus and the Preliminary Prospectus, the "Prospectus"). The Shares are being sold pursuant to an underwriting agreement, dated June 28, 2021 between the Company and ThinkEquity, a division of Fordham Financial Management, Inc., as representative of the several underwriters listed on Schedule 1 thereto (the "Underwriting Agreement"). The Company is also registering 3,667,400 shares of the Company's common stock, par value $0.001 per share ("Common Stock") which is issuable upon the possible conversion of the Shares (the "Conversion Shares"). The Underwriting Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement and the Prospectus.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion including, without limitation: (i) the Registration Statement and the Prospectus; (ii) the Articles of Incorporation and Bylaws of the Company, each as amended to date; (iii) the resolutions adopted by the Board of Directors of the Company or authorized committees thereof (either at meetings or by unanimous written consent) authorizing the issuance and sale of the Shares pursuant to the terms of the Registration Statement and the Prospectus, including to establish the sale price of the Shares; (iv) the Underwriting Agreement; (v) the Articles of Amendment to the Articles of Incorporation containing the Certificate of Designations of Rights and Preferences as filed by the Company with the Secretary of State of the State of North Carolina on October 11, 2019 (the "Certificate of Designations"), and (vi) such other documents and records and matters of law as we have deemed necessary or appropriate for purposes of this opinion.

In our examination of such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Shares, when issued and paid for in the manner described in the Prospectus and the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable; and (ii) the Conversion Shares have been duly authorized for issuance and when issued and sold by the Company and delivered by the Company upon valid conversion thereof in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the Business Corporation Act of the State of North Carolina (including the statutory provisions and all applicable judicial decisions interpreting those laws).

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K to be filed with the Commission on June 29, 2021, which is incorporated by reference in the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

/s/ GAVIGAN LAW, PLLC